Exhibit 107

Calculation of Filing Fee Table

Form S-11/A

(Form Type)

JOSS Realty REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(a)	3,450,000	$6.00	$20,700,000.00	0.00013810	$2,858.67
	Total Offering Amounts							$2,858.67
	Total Fees Previously Paid							0.00
	Total Fee Offsets							$2,296.50
	Net Fee Due							$562.17

(1) Includes 450,000 additional shares that the underwriter has the option to purchase.

Table 2: Fee Offset Claims and Sources

Line Item Type	Form or Filing Type	File Number	Initial Filing Date	Fee Offset Claimed
Fees Previously Paid	S-11	333-290369	09/19/2025	$2,296.50